Free Writing Prospectus pursuant to Rule 433 dated July 11, 2023

Registration Statement No. 333-269296

Market Linked Securities — Autocallable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Halliburton Company, the Common Stock of Chevron Corporation and the Common Stock of ConocoPhillips due July 24, 2026

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)	CUSIP:	40057TKJ2
Market Measures (each referred to as an “underlying stock,” and collectively as the “underlying stocks”):

the common stock of Halliburton Company (current Bloomberg ticker: “HAL UN”), the common stock of Chevron Corporation (current Bloomberg ticker: CVX UN”) and the common stock of ConocoPhillips (current Bloomberg ticker: “COP UN”)

		Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Considerations” in the accompanying preliminary pricing supplement
Pricing date:	expected to be July 21, 2023

Hypothetical Payout Profile (Maturity Payment Amount)

100%
50%
0%
-50%
-100%
Security Return at Maturity
Hypothetical Security Return
Hypothetical Return of lowest performing underlying stock
50% contingent downside protection
-100%
-50%
-30%
0%
50%
100%
Return of Lowest Performing Underlying Stock at Maturity

If the securities are not automatically called prior to stated maturity and the ending price of the lowest performing underlying stock on the final calculation day is less than its downside threshold price, you will lose more than 50%, and possibly all, of the face amount of your securities at stated maturity.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of any underlying stock, but you will have full downside exposure to the lowest performing underlying stock on the final calculation day if the ending price of that underlying stock is less than its downside threshold price.

You should read the accompanying preliminary pricing supplement dated July 11, 2023, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated July 11, 2023
●
WFS product supplement no. 3 dated February 24, 2023
●
Prospectus supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

Issue date:	expected to be July 26, 2023
Final calculation day:	expected to be July 21, 2026
Stated maturity date:	expected to be July 24, 2026
Starting price:	with respect to an underlying stock, the stock closing price of such underlying stock on the pricing date
Ending price:	with respect to an underlying stock, the stock closing price of such underlying stock on the final calculation day
Performance factor:	with respect to an underlying stock on any calculation day, the quotient of (i) its stock closing price on such calculation day divided by its starting price (expressed as a percentage)
Lowest performing underlying stock:	for any calculation day, the underlying stock with the lowest performance factor on that calculation day
Automatic call:

If the stock closing price of the lowest performing underlying stock on any of the calculation days from January 2024 to April 2026, inclusive, is greater than or equal to its starting price, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final contingent coupon payment. The securities will not be subject to automatic call until the January 2024 calculation day.

Downside threshold price:	with respect to an underlying stock, 50% of its starting price
Contingent coupon payment:

Subject to the automatic call, on each contingent coupon payment date, for each $1,000 of the outstanding face amount, you will receive a contingent coupon payment equal to at least $25.625 (equivalent to a contingent coupon rate of at least 10.25% per annum) (set on the pricing date) if, and only if, the stock closing price of the lowest performing underlying stock on the related calculation day is greater than or equal to its coupon threshold price.

Coupon threshold price:	with respect to an underlying stock, 50% of its starting price
Call settlement date:	three business days after the applicable calculation day
Calculation days:	quarterly, on the 21st day of each January, April, July and October, commencing October 2023 and ending April 2026, and the final calculation day
Contingent coupon payment dates:	quarterly, on the third business day following each calculation day; provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date
Maturity payment amount (for each $1,000 face amount of your securities):
•
if the ending price of the lowest performing underlying stock on the final calculation day is greater than or equal to its downside threshold price: $1,000; or
•
if the ending price of the lowest performing underlying stock on the final calculation day is less than its downside threshold price:

$1,000 × performance factor of the lowest performing underlying stock on the final calculation day

Underwriting discount:

up to 2.575% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.575% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 1.75% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.35% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $925 and $955 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, WFS product supplement no. 3 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, WFS product supplement no. 3 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, WFS product supplement no. 3 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 3, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 3, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “Risk Factors” in the accompanying WFS product supplement no. 3, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
You May Lose Your Entire Investment in the Securities
▪
You May Not Receive a Contingent Coupon on Any Contingent Coupon Payment Date
▪
Because the Securities Are Linked to the Performance of the Lowest Performing Underlying Stock, You Have a Greater Risk of Receiving No Contingent Coupons and Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlying Stock
▪
A Higher Contingent Coupon, a Lower Coupon Threshold Price and/or a Lower Downside Threshold Price May Reflect Greater Expected Volatility of the Underlying Stocks, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Prices of the Underlying Stocks and, Potentially, a Significant Loss at Maturity
▪
The Maturity Payment Amount Will Be Based Solely on the Lowest Performing Underlying Stock

▪
Your Securities Are Subject to Automatic Redemption
▪
The Return on Your Securities May Change Significantly Despite Only a Small Change in the Price of the Lowest Performing Underlying Stock
▪
The Contingent Coupon Does Not Reflect the Actual Performance of the Underlying Stocks from the Pricing Date to Any Calculation Day or from Calculation Day to Calculation Day
▪
The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪
We Will Not Hold Shares of the Underlying Stock for Your Benefit
▪
You Have No Shareholder Rights or Rights to Receive Any Underlying Stock

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.